Exhibit 99.1


March 5, 2003


                   REMINDER TO DIRECTORS & EXECUTIVE OFFICERS

Thursday, March 20th, is the beginning of the Stock Trading Black-Out Period for the current quarter. This Trading Black-Out Period will continue through and include the third business day after the quarter's financial results have been publicly released. An E-mail message will be sent to notify you of the end of the Stock Trading Black-Out Period.

Directors & Executive Officers are not permitted to buy or sell any of the Company's stock, however acquired, during the Trading Black-Out Period. Please refer to the "Policies and Guidelines on Trading, Reporting and Disclosure" booklet for more information.

Transaction Systems Architects, Inc.
Attention: Corporate Programs
224 South 108th Avenue
Omaha, Nebraska 68154
phone: (402) 334-5101